SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                 _________________

                                AMENDMENT NO. 1 TO
                            STATEMENT ON SCHEDULE 14D-1

      Amendment to Tender Offer Statement Pursuant To Section 14(d)(1) of
                        the Securities Exchange Act of 1934
                                 _________________

                         PUBLIC STORAGE PROPERTIES IV, LTD.
                             (Name of Subject Company)
                                 _________________

                                  B. Wayne Hughes
                               Public Storage, Inc.
                                     (Bidder)
                                 _________________

                       Units of Limited Partnership Interest
                          (Title of Class of Securities)
                                 _________________

                                       NONE
                       (CUSIP Number of Class of Securities)
                                 _________________

                                  DAVID GOLDBERG
                               Public Storage, Inc.
                       701 Western Avenue, Suite 200,
                          Glendale, California 91201-2397
                                  (818) 244-8080
            (Name, Address and Telephone Number of Person Authorized to
              Receive Notices and Communications on Behalf of Bidder)
                                 _________________

   Item 11.    Material to be filed as Exhibits.
               ---------------------------------

               See Exhibit Index contained herein.

                                  SIGNATURE

            After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, correct and complete.


   Dated:  April 18, 1997                 /s/ B. WAYNE HUGHES
                                          -------------------------
                                          B. Wayne Hughes


                                          PUBLIC STORAGE, INC.


                                          By: /S/ HARVEY LENKIN
                                              ---------------------
                                              Harvey Lenkin
                                              President

                                  Exhibit Index

      Exhibit No.

      (a)   1      Offer to Purchase dated March 21, 1997.  Previously
                   filed and incorporated herein by reference.

            2 Letter of Transmittal. Previously filed and incorporated herein by reference.

            3 Form of letters to Unitholders. Previously filed and incorporated herein by reference.

            4      Press release dated April 18, 1997.

      (b)   1      Letter agreement by and between B. Wayne Hughes and
                   Wells Fargo Bank, National Association dated as of
                   November 1, 1995 (the "Credit Agreement") and
                   Revolving Line of Credit Note. Previously filed and incorporated herein by reference.

            2 Amendment to Credit Agreement dated as of January 13, 1997. Previously filed and incorporated herein by reference.

      (c)   Not applicable.

      (d)   Not applicable.

      (e)   Not applicable.

      (f)   Not applicable.